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                         EXHIBIT 5 - OPINION OF COUNSEL


                                                        2500 N. Federal Highway
Jonathan D. Leinwand, P.A.                                            Suite 100
                                                       Ft. Lauderdale, FL 33305
                                                            Tel: (954) 563-1583
                                                            Fax: (954) 252-4265

                                                          E-mail: jdlpa@aol.com

                                               December 20, 2001
Omnicomm Systems, Inc.
3250 Mary Street, Suite 402
Coconut Grove, FL 33133

Dear Sirs:

In connection with the registration under the Securities Act of 1933 (the "Act") of 22,298,334 shares (the "Securities") of Common Stock, par value $.001 per share, of OmniComm Systems, Inc., a Delaware corporation (the "Company"), we, as your counsel, have examined such corporate records and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

The Securities have been validly issued and are fully paid and nonassessable.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Securities and to the reference to us under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very Truly Yours,

                                    JONATHAN D. LEINWAND, P.A.


                                    /s/ JONATHAN D. LEINWAND, ESQ.
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